SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              --------------------


                                   FORM 8-K/A
                                  AMENDMENT #1
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)      August 5, 1997
                                                      --------------

                            LAM RESEARCH CORPORATION
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



Delaware                    000-12701                  94-2634797
--------------------------------------------------------------------------------
(State or Other       (Commission File Number)      (IRS Employer
Jurisdiction                                        Identification Number
of Incorporation)


    4650 Cushing Parkway, Fremont, California,                  94538
--------------------------------------------------------------------------------
    (Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code.   (510) 659-0200
                                                       -------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED

        This Form 8-K/A amends Item 7 of that certain Form 8-K filed with the Securities and Exchange Commission on August 15, 1997 by including the financial information referred to below.


ITEM 7. FINANCIAL STATEMENTS AND PRO FORMA INFORMATION.

     The following financial statements are filed as part of this Report, where indicated.

  (a)      Pro Forma Financial Information

           Unaudited Pro Forma Combined Balance Sheet at June 30, 1997.

           Unaudited Pro Forma Combined Statement of Operations for the year ended June 30, 1997.

           Notes to Unaudited Pro Forma Combined Financial Statements.

      (b)  Audited Financial Statements of Business Acquired

           Audited Consolidated Balance Sheet at June 30, 1997 and 1996.

           Audited Consolidated Statement of Operations for the years ended June 30, 1997, 1996 and 1995.

           Audited Consolidated Statement of Stockholders' Equity for the years ended June 30, 1997, 1996 and 1995.

           Audited Consolidated Statement of Cash Flows for the years ended June 30, 1997, 1996 and 1995.

           Notes to Audited Financial Statements.


UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Financial Statements of Lam Research Corporation ("Lam") have been prepared to give effect to the merger between Lam and OnTrak Systems, Inc. ("OnTrak") (the "Merger"), using the pooling-of-interests method of accounting.

     The Unaudited Pro Forma Combined Balance Sheet at June 30, 1997 gives effect to the Merger as if it had occurred on June 30, 1997, and combines the consolidated balance sheets of

Lam and of OnTrak at June 30, 1997. The Unaudited Pro Forma Combined Statement of Operations combines the historical consolidated statements of operations of Lam and OnTrak for the year ended June 30, 1997 as if the Merger had occurred at the beginning of the fiscal year.

     Such unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the period presented, nor is it necessarily indicative of the future financial position or results of operations of the combined company. These unaudited Pro Forma Combined Financial Statements are derived from the respective historical consolidated financial statements of Lam and OnTrak and should be read in conjunction with the consolidated financial statements and notes thereto of Lam previously filed and the consolidated financial statements and notes thereto of OnTrak included herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  JUNE 30, 1997
                                 (IN THOUSANDS)


Assets                                                        Lam        OnTrak      Combined
                                                          ----------------------------------------

Cash and cash equivalents                                     $125,725    $15,147     $   140,872
Short-term investments                                          38,520     16,301          54,821
Accounts receivable, net                                       217,723     14,350         232,073
Inventories                                                    253,762      7,976         261,738
Prepaid expenses and other assets                               36,547      1,160          37,707
Deferred income taxes                                           73,761      2,174          75,935
                                                          ----------------------------------------

            Total current assets                               746,038     57,108         803,146

Equipment and leasehold improvements, net                      184,500     12,492         196,992
Other assets                                                    34,911          -          34,911
                                                          ----------------------------------------
                                                              $965,449    $69,600      $1,035,049
                                                          ========================================

Liabilities and Stockholders' Equity

Trade accounts payable                                        $113,661     $3,502     $   117,163
Accrued expenses and other liabilities                         159,604      8,081         185,385
Line of credit borrowings                                       35,000          -          35,000
Current portion of long-term debt and capital
  lease obligations                                             20,841        286          21,127
                                                          ----------------------------------------

            Total current liabilities                          329,106     11,869         358,675
Long-term debt and capital lease obligations, less
  current portion                                               45,706        886          46,592
Commitments and contingencies                                        -          -               -

Common stock                                                        31          1              37
Additional paid-in capital                                     312,644     48,462         361,101
Retained earnings                                              277,962      8,382         268,644
                                                          ----------------------------------------
Total stockholders' equity                                     590,637     56,845         629,782
                                                          ----------------------------------------
                                                              $965,449    $69,600     $ 1,035,049
                                                          ========================================

         See Notes to Unaudited Pro Forma Combined Financial Statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   Lam         OnTrak       Combined
                                               -----------------------------------------
Net sales                                        $  989,742       $70,793    $1,060,535
Royalty income                                       12,662             -        12,662
                                               -----------------------------------------

    Total revenue                                 1,002,404        70,793     1,073,197

Costs and expenses:
  Cost of goods sold                                689,459        33,945       723,404
  Research and development                          170,624        21,630       192,254
  Selling, general and administrative               197,089        12,205       209,294
  Restructuring charge                                9,021             -         9,021
                                               -----------------------------------------
                                                  1,066,193        67,780     1,133,973
                                               -----------------------------------------
Operating income (loss)                            (63,789)         3,013      (60,776)
                                               -----------------------------------------

Other (income) expense:                               1,489       (1,406)            83
                                               -----------------------------------------
Income (loss) before income taxes                  (65,278)         4,419      (60,859)
Income tax expense (benefit)                       (31,644)         1,461      (30,183)
                                               -----------------------------------------
Net income (loss)                                $ (33,634)       $ 2,958    $ (30,676)
                                               =========================================

Net income (loss) per share:
  Primary                                           $(1.10)         $0.36       $(0.83)
  Fully diluted                                     $(1.10)                     $(0.83)

Number of shares used in per share:
calculations
  Primary                                            30,600         8,304        36,919
  Fully diluted                                      30,600                      36,919

                          See Notes to Unaudited Pro Forma Combined Financial Statements

 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         1. BASIS OF PRO FORMA PRESENTATION


              The unaudited Pro Forma Financial Information reflects the issuance of 6,444,120 shares of Lam Common Stock in exchange for an aggregate of 7,764,000 shares of OnTrak Common Stock outstanding as of June 30, 1997 in conjunction with the Merger based on an Exchange Ratio of 0.83 of a share of Lam Common Stock for each outstanding share of OnTrak Common Stock.


              The following table provides the share issuance in connection with the Merger as if the Merger had occurred as of June 30, 1997.

              Number of shares of OnTrak Common Stock outstanding at June 30, 1997......................7,764,000
              Exchange Ratio............................................................................0.83:1.00
                                                                                                       ----------
              Number of shares of Lam Common Stock exchanged............................................6,444,120

              Number of shares of Lam Common Stock outstanding at June 30, 1997........................30,890,000
                                                                                                       ----------
              Number of shares of Lam Common Stock outstanding after completion of the Merger..........37,334,120
                                                                                                       ==========

         2. PRO FORMA NET LOSS PER SHARE

               The unaudited pro forma combined net loss per share is based upon the combined weighted average number of common shares outstanding of Lam and OnTrak reflecting an exchange ratio of 0.83 a share of Lam Common Stock for each share of OnTrak Common Stock.


         3. TRANSACTION COSTS


               Lam and OnTrak incurred costs associated with the Merger of approximately $17.7 million which will be charged to operations of the combined company, in the quarter ending September 30, 1997. Such costs include investment advisory fees, legal and accounting fees, financial printing costs and other merger related expenses. The Pro Forma Combined Balance Sheet gives effect to such non-recurring costs as if they had been incurred as of June 30, 1997, but the Pro Forma Combined Statement of Operations does not give effect to such non-recurring costs.


         4. CONFORMING ADJUSTMENTS


               No adjustments were required to conform the accounting policies of Lam and OnTrak.

                AUDITED FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of OnTrak Systems, Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of OnTrak Systems, Inc. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP
San Jose,  California
July 24, 1997, except for Note 2,
which is as of August 5, 1997

                              ONTRAK SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEET


June 30,                                                                              1997                1996
----------------------------------------------------------------------------------------------------------------
In Thousands, Except per Share Data

ASSETS
Current assets:
   Cash and cash equivalents                                                       $  15,147          $   24,217
   Short-term investments                                                             16,301              12,372
   Accounts receivable, less allowance for
     doubtful accounts of $400                                                        14,350               8,918
   Inventory                                                                           7,976               6,892
   Prepaid expenses and other assets                                                   3,334               2,440
----------------------------------------------------------------------------------------------------------------
     Total current assets                                                             57,108              54,839
Property and equipment, net                                                           12,492               7,293
----------------------------------------------------------------------------------------------------------------

                                                                                   $  69,600          $   62,132
================================================================================================================



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term obligations                                        $     286          $      283
   Accounts payable                                                                    3,502               3,124
   Accrued liabilities                                                                 8,081               5,462
----------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                        11,869               8,869

Long-term obligations                                                                    886               1,173
----------------------------------------------------------------------------------------------------------------

     Total liabilities                                                                12,755              10,042
----------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 10)

Stockholders' equity:
   Undesignated Preferred Stock, $.0001 par value, 3,000 shares authorized;
     none issued or outstanding                                                            -                   -
   Common Stock, $.0001 par value, 30,000 shares authorized;
   7,764 and 7,518 shares issued and outstanding                                           1                   1
   Capital in excess of par value                                                     48,462              46,665
   Retained earnings                                                                   8,382               5,424
----------------------------------------------------------------------------------------------------------------
     Total Stockholders' equity                                                       56,845              52,090
----------------------------------------------------------------------------------------------------------------
                                                                                   $  69,600          $   62,132
================================================================================================================


   The accompanying notes are an integral part of these financial statements.


                              ONTRAK SYSTEMS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


Year Ended June 30,                                                    1997              1996            1995
-----------------------------------------------------------------------------------------------------------------
In Thousands, Except per Share Data

Net revenue                                                      $    70,793        $    55,829      $    26,024
Cost of revenue                                                       33,945             26,334           10,889
----------------------------------------------------------------------------------------------------------------
     Gross profit                                                     36,848             29,495           15,135
----------------------------------------------------------------------------------------------------------------

Operating expenses:
   Research, development and engineering                              21,630             13,886            6,828
   Selling, general and administrative                                12,205              9,689            5,504
   Charge for past royalties                                               -                  -            1,250
----------------------------------------------------------------------------------------------------------------
       Total operating expenses                                       33,835             23,575           13,582
----------------------------------------------------------------------------------------------------------------

Income from operations                                                 3,013              5,920            1,553

Interest and other income (expense), net                               1,406              1,442              (27)
-----------------------------------------------------------------------------------------------------------------

Income before provision for income taxes                               4,419              7,362            1,526

Provision for income taxes                                             1,461              2,575              458
----------------------------------------------------------------------------------------------------------------

Net income                                                       $     2,958        $     4,787      $     1,068
================================================================================================================


Net income per share                                             $      0.36        $      0.59      $      0.17

Weighted average common and
   common equivalent shares                                            8,304              8,167            6,134



   The accompanying notes are an integral part of these financial statements.

                              ONTRAK SYSTEMS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                            Capital in
                                                         Common Stock       Excess of       Retained
                                                       Shares    Amount     Par Value       Earnings         Total
------------------------------------------------------------------------------------------------------------------
In Thousands

  Balance at June 30, 1994                               3,130      $   -      $   137      $  1,747     $   1,884
   Repurchase of Common Stock                             (760)         -          (23)       (2,178)       (2,201)
   Sale of Common Stock                                      4          -           10             -            10
   Net issuance under employee stock plans                 286          -           75             -            75
   Net income                                                -          -            -         1,068         1,068
------------------------------------------------------------------------------------------------------------------

   Balance at June 30, 1995                              2,660          -          199           637           836

   Net proceeds from Initial Public Offering             2,690          1       41,403             -        41,404
   Conversion of Preferred Stock                         1,790          -        3,072             -         3,072
   Net issuance under employee stock plans                 378          -          770             -           770
   Tax benefit of stock option transactions                  -          -        1,221             -         1,221
   Net income                                                -          -            -         4,787         4,787
------------------------------------------------------------------------------------------------------------------

    Balance at June 30, 1996                             7,518          1       46,665         5,424        52,090

   Net issuance under employee stock plans
     and exercise of warrants                              276          -        1,422             -         1,422

   Common Stock exchanged for assets of subsidiary         (30)         -         (318)            -          (318)
   Tax benefit of stock option transactions                  -          -          693             -           693
   Net income                                                -          -            -         2,958         2,958
------------------------------------------------------------------------------------------------------------------


 Balance at June 30, 1997                                7,764      $   1      $48,462      $  8,382     $  56,845
==================================================================================================================


   The accompanying notes are an integral part of these financial statements.


                              ONTRAK SYSTEMS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


Year Ended June 30,                                                     1997              1996            1995
----------------------------------------------------------------------------------------------------------------
In Thousands
Cash flows from operating activities:
     Net income                                                    $   2,958          $   4,787        $  1,068
       Adjustments to reconcile net income to
       net cash provided by (used for) operating activities:
         Depreciation and amortization                                 2,585              1,564              486
         Allowance for doubtful accounts                                   -                344               56
         Tax benefit of stock option transactions                        693              1,221                -
         Deferred income taxes                                          (595)            (1,028)             (88)
         Changes in assets and liabilities:
           Accounts receivable                                        (5,497)            (3,982)          (3,805)
           Inventory                                                  (1,223)            (2,344)          (3,136)
           Prepaid expenses and other assets                            (413)               420             (630)
           Accounts payable                                              378                548            2,001
           Accrued liabilities                                         2,619                921            2,070
----------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) operating activities                   1,505              2,451           (1,978)
-----------------------------------------------------------------------------------------------------------------

Cash used for investing activities:
     Net purchases of short-term investments                          (3,929)           (12,372)               -
     Investment in property and equipment                             (7,784)            (6,059)          (1,700)
-----------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                               (11,713)           (18,431)          (1,700)
-----------------------------------------------------------------------------------------------------------------


Cash flows from financing activities:
     Proceeds from issuance of Common Stock                            1,422                770               85
     Net proceeds from Initial Public Offering                             -             41,404                -
     Borrowings under long-term obligations                                -              1,170                -
     Repayments of long-term obligations                                (284)            (1,464)            (205)
     Repurchase of outstanding Common Stock                                -                  -           (2,201)
     Proceeds from (redemption of) Mandatorily
       Redeemable Preferred Stock                                          -             (3,450)           6,522
----------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                              1,138             38,430            4,201
----------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                  (9,070)            22,450              523
Cash and cash equivalents at beginning of year                        24,217              1,767            1,244
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                          $   15,147          $  24,217        $   1,767
================================================================================================================

Supplemental cash flow disclosures:
     Income taxes paid                                            $    1,036          $   2,719        $     745
     Interest paid                                                       112                164              134

Supplemental non-cash investing and financing disclosures:
     Common Stock exchanged for assets of subsidiary                     318                  -                -
     Conversion of Mandatorily Redeemable Preferred
       Stock into Common Stock                                             -              3,072                -
     Equipment financing                                                   -                  -            1,035




   The accompanying notes are an integral part of these financial statements.

                              ONTRAK SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OnTrak Systems, Inc. ("the Company") was incorporated in California in June 1985, and was reincorporated in Delaware in November 1996. The reincorporation was accomplished through the exchange of each outstanding share of no par value Common Stock of the California corporation for one share of $.0001 par value Common Stock of the newly formed Delaware corporation. The Company's Stockholders Equity accounts have been restated to reflect the change to OnTrak Delaware Common Stock, $.0001 par value, for all periods presented. The Company is a leading provider of semiconductor capital equipment for chemical mechanical planarization and operates in a single industry segment.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements of the Company include the financial statements of OnTrak Systems, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and balances have been eliminated.

Revenue recognition

Revenue related to systems and parts sales is generally recognized upon shipment. Customers are not given the right to return systems; however, occasionally customers are provided with an evaluation system, and since customers can return such systems at any time with limited or no penalty, the Company does not recognize the associated revenue until the system is accepted by the customer. A provision for the cost of system installation and warranty is recorded at the time revenue is recognized. Service and maintenance revenue is recognized ratably over the period of the related service contract.

Cash equivalents and short-term investments

For purposes of the financial statement presentation, the Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents. Cash equivalents generally consist of treasury notes and money market deposits. Short-term investments consist of treasury notes and municipal bonds purchased with remaining maturities greater than three months. The Company has classified its short-term investments as "available for sale".

Inventory

Inventory is stated at the lower of standard cost, which approximates actual cost (on a first-in, first-out basis), or market.

Property and equipment

Property and equipment is stated at historical cost, less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method based upon the useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the useful lives of the improvements or the lease term, whichever is shorter.

Income taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts.

Concentration of credit risk

Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents, short-term investments, and trade accounts receivable. The Company limits the amount of credit exposure to any one financial institution or commercial issuer. A majority of the Company's accounts receivable are derived from sales to large multinational semiconductor manufacturers and semiconductor equipment distributors. At June 30, 1997, receivables from two customers represented 25% and 15% of accounts receivable. At June 30, 1996, receivables from the same two customers represented 25% and 18% of accounts receivable. Concentrations of credit risk with respect to accounts receivable are considered to be limited due to the quality of the Company's customer base and the diversity of its geographical sales areas. The Company performs ongoing credit evaluations of its customers' financial condition and requires collateral, such as letters of credit and security agreements, whenever deemed necessary. The Company maintains an allowance for potential credit losses but has not experienced significant losses to date.

Net income per share

Net income per share for the periods prior to June 30, 1996 was determined using the treasury stock method, and since then has been determined using the modified treasury stock method, since the number of options outstanding exceeded 20% of the outstanding stock. Under the treasury stock method, earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period, including the assumed net shares issuable upon exercise of dilutive stock options. Under the modified treasury stock method, all stock options are assumed exercised whether dilutive or not, and the proceeds from the assumed exercise are applied in steps. First, stock is assumed to be repurchased up to a maximum of 20% of the actual outstanding shares. Any remaining proceeds are assumed to be used to reduce debt, and then to acquire U.S. Government securities. For purposes of this calculation, net income is adjusted by the after tax interest effect related to such assumed transactions. The result of the two step approach is aggregated and, if dilutive, enters into the earnings per share calculation. The modified treasury stock method can result in different earnings per share than those calculated using the treasury stock method. For the years ended June 30, 1997 and 1996, there was no significant impact from applying the modified treasury stock method.


In March 1997,  the Financial  Accounting  Standards  Board issued  Statement on
Financial Accounting Standards (SFAS) 128, "Earnings Per Share," which changes the manner in which the Company will compute earnings per share beginning in the second quarter of fiscal year 1998. SFAS 128 requires retroactive presentation of all earnings per share amounts. Pro forma basic and diluted earnings per share required to be disclosed under SFAS 128 are presented below.


Year Ended June 30,                                           1997           1996           1995
--------------------------------------------------------------------------------------------------

       Pro forma basic earnings per share                  $   0.39        $   0.66      $    0.23
       Pro forma diluted earnings per share                $   0.36        $   0.59      $    0.17


Stock based compensation

In Fiscal Year 1997, the Company adopted SFAS 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS 123, the Company has elected to apply the intrinsic valuation method for stock based compensation as prescribed by APB Opinion 25 and its related interpretations, and provide pro forma and other disclosures required by SFAS 123. Note 8 to the Consolidated Financial Statements contains a summary of the pro forma effects to reported net income and earnings per share for the years ended June 30, 1997 and 1996 as if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123.


NOTE 2 - MERGER

In March 1997, the Company signed a definitive agreement to be acquired by Lam Research Corporation ("Lam") in a transaction expected to be a tax free reorganization and to constitute a pooling of interests for accounting purposes, in which each share of the Company's Common Stock would be exchanged for 0.83 shares of Lam Common Stock, subject to potential adjustment under certain conditions. The merger was completed on August 5, 1997, at which time each outstanding share of Common Stock and option to acquire Common Stock was exchanged for 0.83 shares of Lam Common Stock or options to acquire Lam Common Stock, respectively.


NOTE 3 - FINANCIAL INSTRUMENTS

Investments


Investments at June 30, 1997 consisted of the following:

                                                  Due in three      Due in more
                                                  months or less    than three months      Total
------------------------------------------------------------------------------------------------
In Thousands

   Money market funds                               $     329          $      -         $    329
   U.S. Government notes and bonds                      5,539                 -            5,539
   Municipal notes and bonds                            8,748            16,301           25,049
------------------------------------------------------------------------------------------------
                                                    $  14,616          $ 16,301         $ 30,917
================================================================================================


At June 30, 1997, approximately $14.6 million of investments were included in cash and cash equivalents on the consolidated balance sheet, and the remainder were classified as short-term investments. At June 30, 1997, approximately $3.4 million of the short-term investments due in more than three months had a maturity date greater than one year. The difference between the cost and fair market value of the Company's short-term investments was not significant at June 30, 1997. The Company manages its cash equivalents and short-term investments as a single portfolio of highly marketable securities, all of which are intended to be available to meet the Company's current cash requirements.

Fair Value of Financial Instruments

The Company has evaluated the estimated fair value of its financial instruments using available market quotes and other relevant information. The amounts reported for financial instruments, including cash equivalents, short-term investments, and long-term obligations, reasonably estimate their fair value.


NOTE 4 - BALANCE SHEET COMPONENTS

                                                                     1997            1996
------------------------------------------------------------------------------------------
In Thousands

Inventory:
     Raw materials                                             $     2,703      $    3,338
     Work-in-process                                                 4,644           3,481
     Finished goods                                                    629              73
------------------------------------------------------------------------------------------
                                                               $     7,976      $    6,892
==========================================================================================


Property and equipment:
     Machinery and equipment                                   $    11,783      $    6,269
     Furniture and fixtures                                          2,408           1,337
     Leasehold improvements                                          2,959           1,760
     Less:  accumulated depreciation and amortization               (4,658)         (2,073)
------------------------------------------------------------------------------------------
                                                               $    12,492      $    7,293
==========================================================================================

Accrued liabilities:
     Employee compensation                                     $     3,260      $    1,443
     Warranty and installation                                       2,425           1,822
     Accrued commissions                                             1,146             417
     Other                                                           1,250           1,780
------------------------------------------------------------------------------------------
                                                               $     8,081      $    5,462
==========================================================================================


NOTE 5 - BORROWING AGREEMENTS AND OTHER LIABILITIES

Long-term obligations consist of the following:

June 30,                                                              1997            1996
------------------------------------------------------------------------------------------
In Thousands

Notes payable                                                  $       852      $     1,091
Deferred compensation                                                  320              365
-------------------------------------------------------------------------------------------
                                                                     1,172            1,456
Less:  current portion                                                (286)            (283)
-------------------------------------------------------------------------------------------
                                                               $       886      $     1,173
===========================================================================================


The Company has a note payable to a bank which is secured by all of the assets of the Company, bears interest at the bank's prime rate (8.5% at June 30, 1997), and is payable in monthly installments of principal and interest through February 2000. The Company also has a $10.0 million line of credit agreement with the bank which expires in November 1997; borrowings under the agreement bear interest at the bank's prime rate. No borrowings were outstanding under the agreement at June 30, 1997. The note payable and line of credit agreements each contain restrictive covenants relating to profitability and various financial ratios. The Company was in compliance with these covenants at June 30, 1997.

The Company has an agreement for deferred compensation to a former officer of the Company for past services which requires annual payments of $72,500 through January 2003. The future obligations under the agreement have been discounted using an interest rate of 8%.

Future principal payments under long-term obligations are as follows:

Year Ending June 30,
--------------------------------------------------------------------------------
In Thousands

1998                                                                    $    286
1999                                                                         290
2000                                                                         295
2001                                                                         200
2002                                                                          66
Thereafter                                                                    35
--------------------------------------------------------------------------------
                                                                        $  1,172
================================================================================


NOTE 6 - RELATED PARTY TRANSACTIONS

The Company received financial advisory services under an agreement with a consulting firm, a principal of which became a director in April 1995. The agreement, which was terminated in February 1996, provided for a consulting fee of $10,000 per month. A total of $80,000 and $125,000 was paid to the consulting firm under this agreement during the years ended June 30, 1996 and 1995, respectively. In November 1994, the Company paid $288,000 to the consulting firm as a finder's fee and issued warrants to purchase 98,000 shares of Common Stock of the Company at an exercise price of $3.542 per share in consideration of services related to a preferred stock financing. These warrants were exercised using a net exercise provision in March 1997, resulting in the issuance of 85,462 shares of Common Stock with no net proceeds.

NOTE 7 - INCOME TAXES

The provision for income taxes consisted of the following:

Year Ended June 30,                      1997           1996           1995
--------------------------------------------------------------------------------
In Thousands

Current:
    Federal                           $ 1,807        $  3,157         $  466
    State                                 249             446             80
--------------------------------------------------------------------------------
                                        2,056           3,603            546
--------------------------------------------------------------------------------

Deferred:
     Federal                             (595)           (883)           (66)
     State                                  -            (145)           (22)
--------------------------------------------------------------------------------
                                         (595)         (1,028)           (88)
--------------------------------------------------------------------------------

Provision for income taxes            $ 1,461        $  2,575         $  458
================================================================================



The following is a reconciliation of the federal income taxes at statutory rates to the provision for income taxes:


Year Ended June 30,                                            1997           1996           1995
-------------------------------------------------------------------------------------------------
In Thousands

Federal income taxes at statutory rate of 34%              $  1,502       $  2,502       $    519
State income taxes, net of federal tax benefits                 314            414            124
Tax exempt interest income                                     (381)             -              -
Nontaxable FSC income                                           (41)          (174)           (51)
Research and development and other credits                     (157)          (203)          (153)
Other                                                           224             36             19
-------------------------------------------------------------------------------------------------

Provision for income taxes                                 $  1,461       $  2,575       $    458
=================================================================================================



Deferred tax assets (liabilities) are comprised of the following:


June 30,                                                   1997           1996
------------------------------------------------------------------------------
In Thousands


Deferred tax assets:
     Warranty and installation accrual                 $    805        $   731
     Deferred state taxes                                   191             80
     Deferred compensation                                  146            147
     Depreciation                                           129              -
     Reserves not currently deductible and other            903            696
------------------------------------------------------------------------------
                                                          2,174          1,654
Deferred tax liabilities:
     Depreciation                                             -            (75)
-------------------------------------------------------------------------------

Net deferred tax assets                                $  2,174        $ 1,579
==============================================================================

NOTE 8 - STOCKHOLDERS' EQUITY


Initial public offering

The Company completed an initial public offering of 2,690,078 shares of the Company's Common Stock in July 1995, resulting in a net increase to equity of $41.4 million.

Split off of Teleparts subsidiary

In September 1996, the Company distributed all of the shares of Teleparts International, Inc. ("Teleparts"), its former wholly-owned subsidiary, to the Company's former CEO in exchange for 30,000 shares of the Company's Common Stock. The book value of the net assets of Teleparts at the date of distribution was approximately $318,000 and the fair value of the 30,000 shares of the Company's common stock was approximately $420,000. The revenues and earnings of Teleparts prior to the split off are included in the Company's consolidated results of operations, but were not significant. Because of the significant ownership in the Company by the former CEO (approximately 9%, prior to the redemption) the transaction was recorded at the book value of the assets exchanged and no gain was recorded.

Stock option plans

The Company has adopted incentive and nonstatutory stock option plans (the "Employee Plans") for which 4,000,000 shares of Common Stock have been reserved for issuance. Incentive stock option and nonstatutory stock option grants under the Employee Plans must be at prices of at least 100% of the fair market value of the stock on the date of grant. The options generally vest 25% per year.

The Company has also adopted a director stock option plan (the "Director Plan") and reserved 125,000 shares of Common Stock for issuance thereunder. The Director Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company pursuant to an automatic, nondiscretionary grant mechanism.

During fiscal year 1996, the Company issued an option to purchase 800,000 shares of Common Stock to the Company's Chief Executive Officer at an exercise price of $17.25 per share. In November 1996, following the approval of the 1996 Equity Incentive Plan by the Company's stockholders, this option was canceled and reissued with identical terms.

The following table summarizes the combined activity under the Employee and Director Plans:

                                                             Shares        Options                Option
                                                           available     outstanding               price
--------------------------------------------------------------------------------------------------------
In thousands, except option prices

Balance at June 30, 1994                                     102             770        $  0.15 - $ 2.00
Shares authorized                                          1,253               -                -
Options granted                                             (838)            838        $  2.00 - $10.20
Options exercised                                              -            (286)                 $ 0.23
--------------------------------------------------------------------------------------------------------

Balance at June 30, 1995                                     517           1,322        $  0.15 - $10.20
Options granted                                             (483)            483        $ 14.00 - $30.75
Options canceled                                             243            (243)       $  6.00 - $30.75
Options exercised                                              -            (363)       $  0.15 - $10.20
--------------------------------------------------------------------------------------------------------

Balance at June 30, 1996                                     277           1,199        $  0.23 - $30.75
Shares authorized                                          2,000               -                -
Options granted                                           (1,108)          1,108        $ 13.75 - $29.00
Options canceled                                             127            (127)       $  2.50 - $30.75
Options exercised                                              -            (147)       $  0.23 - $26.00
--------------------------------------------------------------------------------------------------------

Balance at June 30, 1997                                   1,296           2,033        $  0.23 - $30.75
========================================================================================================


At June 30, 1997, a total of 950,000 options were exercisable under the Employee and Director Plans.

Employee Stock Purchase Plan

In May 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 200,000 shares of Common Stock for issuance thereunder. The Purchase Plan enables eligible employees to contribute up to 10% of their compensation towards the purchase of shares of the Company's common stock at 85% of the lower of the fair market value at the beginning of each two-year offering period or the end of each six-month purchase period. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the U.S. Internal Revenue Code. During fiscal year 1997, approximately 44,000 shares were issued under the Purchase Plan. At June 30, 1997, approximately 141,000 shares of Common Stock were reserved for future issuance under the Purchase Plan.


Stock based compensation

In accordance  with the provisions of SFAS 123, the Company  applies APB Opinion
25 and related interpretations in accounting for its stock option and stock purchase plans. Accordingly, the Company does not recognize compensation cost because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. If the Company had elected to recognize compensation cost based on the estimated fair value of the options granted as prescribed by SFAS 123, net income and earnings per share would have been reduced to the pro forma amounts shown below:

Year ended June 30,                                                1997                          1996
-----------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)

Net income - as reported                                    $       2,958          $       4,787
Net income (loss) - pro forma                               $        (712)         $         832
Net income per share - as reported                          $        0.36          $        0.59
Net income (loss) per share - pro forma                     $       (0.09)         $        0.10


Compensation cost for the fair value of each stock option grant is estimated using the Black-Scholes option valuation model for the multiple option approach with the following weighted average assumptions:


Year ended June 30,                                                   1997                1996
-----------------------------------------------------------------------------------------------------

Expected dividend yield                                                     -                 -
Expected stock price volatility                                          0.62              0.62
Risk-free interest rate                                                  5.9%              5.7%
Expected life of options (from vesting date)                         0.8 years             1.1 years

The weighted average grant date fair value of stock options in the years ended June 30, 1997 and 1996 was approximately $7.93 and $9.37, respectively.


Compensation cost for the estimated fair value of the employee stock purchase plan rights is estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

Year ended June 30,                                                     1997                 1996
-------------------------------------------------------------------------------------------------
Expected dividend yield                                                 -                       -
Expected stock price volatility                                      0.62                    0.62
Risk-free interest rate                                              5.2%                    5.1%
Expected life of stock purchase plan rights (from grant date)        0.5 years               0.5 years

The weighted average grant date fair value of employee stock purchase plan rights in the years ended June 30, 1997 and 1996 was approximately $5.51 and $5.09, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company's employee stock options and employee stock purchase plan rights have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options and employee stock purchase plan rights. In addition, because SFAS 123 is applicable only to options granted beginning in fiscal year 1996, its pro forma effect will not be fully reflected until approximately fiscal year 1999.


The following summarizes additional information about stock options outstanding at June 30, 1997: (amounts in thousands, except contractual life and exercise price)


Options Outstanding
-------------------
                             Number      Weighted-Average        Weighted-
   Range of               Outstanding  Remaining Contractual      Average
Exercise Prices            at 6/30/97     Life (years)         Exercise Price
--------------------------------------------------------------------------------
$  0.23 - $  2.50             291             4.5                 $  1.04
$  6.00 - $ 10.20             325             3.5                 $  7.67
$ 13.75 - $ 16.38             127             4.3                 $ 15.01
$ 16.50 - $ 21.88           1,171             5.8                 $ 17.75
$ 22.88 - $ 27.06              94             6.3                 $ 24.06
$ 29.00 - $ 30.75              25             6.0                 $ 29.44
--------------------------------------------------------------------------------

$  0.23 - $ 30.75           2,033             5.2                 $ 14.01
================================================================================


Options Exercisable
-------------------
                                  Number         Weighted-
    Range of                    Exercisable       Average
Exercise Prices                 at 6/30/97    Exercise Price
------------------------------------------------------------
$  0.23 - $  2.50                  225          $  0.67
$  6.00 - $ 10.20                  158          $  7.63
$ 13.75 - $ 16.38                    7          $ 15.63
$ 16.50 - $ 21.88                  556          $ 17.53
$ 22.88 - $ 27.06                    2          $ 25.63
$ 29.00 - $ 30.75                    2          $ 30.75
------------------------------------------------------------

$  0.23 - $ 30.75                  950          $ 11.90
============================================================

Other employee benefit plans

The Company maintains an employee savings and retirement plan (the "Plan") qualified under Section 401(k) of the Internal Revenue Code. The Plan allows participants to contribute up to 14% of the total compensation that would otherwise be paid to them by the Company, not to exceed the maximum allowed by the applicable Internal Revenue Service guidelines. The Company matches 100% of the salary deferral contributions made by each participating employee, up to a maximum of 6% of total employee compensation. Company contributions are 25%, 50% and 100% vested after an employee's second year, third year and fourth year of service, respectively. The Company contributed $788,000, $459,000 and $264,000 to the Plan during the years ended June 30, 1997, 1996 and 1995, respectively.

In March 1994, the Company approved a profit-sharing plan, whereby an aggregate amount of 5% of the Company's operating profits, as defined, is paid to employees semi-annually beginning July 1, 1994. The Company recorded compensation expense of $176,000, $345,000 and $187,000 under the profit sharing plan during the years ended June 30, 1997, 1996 and 1995, respectively.

NOTE 9 - GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS

Substantially  all of the Company's  revenues and expenses are  denominated  in U.S.  dollars.  The Company has one manufacturing facility located in the U.S. and has no significant assets located outside of the U.S.

Net revenues from export sales were as follows:

Year Ended June 30,                                                        1997          1996              1995
----------------------------------------------------------------------------------------------------------------
In Thousands

       Pacific Rim                                                     $    20,684    $     7,939    $     3,207
       Europe                                                               14,674         10,102          3,880
----------------------------------------------------------------------------------------------------------------

                                                                       $    35,358    $    18,041    $     7,087
================================================================================================================

       Percentage of total net revenue                                       50.0%          32.3%          27.2%

For the purposes of determining sales to significant customers, the Company includes sales to customers through its distributors, and excludes the distributors as significant customers. For the year ended June 30, 1997, sales to one customer represented 19% of net revenues. For the year ended June 30, 1996, sales to the same customer represented 21% of net revenues.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company occupies its facilities under noncancelable operating lease agreements which expire at various dates through March 2001 and which require payment of property taxes, insurance, maintenance and utilities. Total rent expense related to these operating leases was $1,072,000, $776,000 and $319,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

Future minimum lease payments under noncancelable leases at June 30, 1997 are as follows:

Year Ending June 30,
--------------------------------------------------------------------------------
In Thousands

1998                                                                  $    1,043
1999                                                                       1,047
2000                                                                       1,041
2001                                                                         426
--------------------------------------------------------------------------------
                                                                     $     3,557
================================================================================


In the normal course of business, the Company receives and makes inquiries with regard to possible patent infringement and other legal matters. Where deemed advisable, the Company may seek to enter into or extend licenses or negotiate settlements. Outcomes of such negotiations may not be determinable at any one point in time; however, management does not believe that the outcome of pending legal matters will have a material effect on the Company's financial position or results of operations.

In June 1995, the Company entered into a worldwide, nonexclusive patent and license agreement with a manufacturer of semiconductor capital equipment. The license agreement resulted from a disputed claim by the licensor that the Company's products infringed a patent owned by the licensor. Although the Company believed that the patent would not have been enforceable against it, the Company negotiated the license agreement to avoid the inherent risks and costs of litigation. Under the license agreement, the Company made a $1.5 million payment upon the closing of the Company's initial public offering for past royalties through October 1, 1995. Additionally, the Company is obligated for royalties equal to 1.5% of covered sales of the Company's cleaning systems, until an additional $1.5 million has been paid. The Company charged $1.25 million to expense in the nine months ended March 31, 1995 for the royalty related to prior periods. Royalty expense of $ 891,000 and $719,000 for the years ended June 30, 1997 and 1996 and $125,000 for the three month period ended June 30, 1995 was charged to cost of sales. At June 30, 1997, the remaining obligation under the royalty agreement was approximately $15,000.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            LAM RESEARCH CORPORATION
                            (Registrant)


Dated: October 3, 1997      By:      /s/ Mercedes Johnson
                                     --------------------
                            Name:        Mercedes Johnson
                            Title:       Vice President, Finance and
                                         Chief Financial Officer.